                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

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                  NOTIFICATION OF LATE FILING             SEC FILE NUMBER
                                                          333-112603
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                                                          CUSIP NUMBER
                                                          149353104
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(CHECK ONE): / /Form 10-K  / /Form 20-F   / /Form 11-K  /X/Form 10-Q  / /Form 10D
             / /Form N-SAR  / /Form N-CSR
             For Period Ended:  September 30, 2007

/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR
For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Catskill Litigation Trust
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Full Name of Registrant

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Former Name if Applicable

C/o Christiana Bank & Trust Company, 1314 King Street
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Address of Principal Executive Office (STREET AND NUMBER)

Wilmington, Delaware 19801
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City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          | (a)   The reasons described in reasonable detail in Part III of this
          |       form could not be eliminated  without  unreasonable  effort or
          |       expense;
          |
          | (b)   The subject  annual  report,  semi-annual  report,  transition
          |       report on Form  10-K,  Form  20-F,  11-K,  Form  N-SAR or Form
          |       N-CSR,  or  portion  thereof,  will be filed on or before  the
|X|       |       fifteenth  calendar day following the  prescribed due date; or
          |       the subject quarterly report or transition report on Form 10-Q
          |       or  subject  distribution  report  on Form  10-D,  or  portion
          |       thereof,  will be filed on or before  the fifth  calendar  day
          |       following the prescribed due date; and
          |
          | (c)   The  accountant's  statement or other exhibit required by Rule
          |       12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

SEC 1344 (05-06)  PERSONS WHO ARE TO RESPOND TO THE  COLLECTION  OF  INFORMATION
                  CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND  UNLESS THE
                  FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
10-D,  N-SAR,  N-CSR or the transition  report or portion thereof,  could not be filed within the prescribed time period.

THE  REGISTRANT  WAS  UNABLE  TO FILE  THE FORM  10-QSB  FOR THE  QUARTER  ENDED
SEPTEMBER 30, 2007 (THE "REPORT") WITHOUT  UNREASONABLE EFFORT OR EXPENSE DUE TO
THE  RELATED  DELAYS  IN  GATHERING  INFORMATION  FOR  INCLUSION  IN THE  REPORT
ASSOCIATED THEREWITH.

                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV-- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

Joseph E. Bernstein                    917                     365-3651
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          (Name)                   (Area Code)            (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of
1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,
identify report(s). /X/ Yes    / /No
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(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings statements to be included in the subject report or portion thereof?
/ / Yes    /X/No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           Catskill Litigation Trust
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  11/14/2007                      By /s/ Joseph E. Bernstein
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1.

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